Exhibit 99.1

Prospect Capital Closes Private Offering of $400 Million of 4.75% 6-Year Unsecured Convertible Senior Notes

NEW YORK — (Marketwired) — April 11, 2014 — Prospect Capital Corporation (NASDAQ: PSEC, “Prospect” or “Company”) announced today that it has closed a private placement of 6-year unsecured 4.75% Senior Convertible Notes Due 2020 (the “Notes”). A total of $400 million aggregate principal amount of the Notes were issued at the closing with net proceeds to the Company of approximately $387.5 million.

The Notes are convertible into shares of Prospect’s common stock based on an initial conversion rate of 80.6647 shares of Prospect’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $12.40 per share of common stock, representing a 15% conversion premium over the last reported sale price of Prospect’s common stock on April 7, 2014 which was $10.78 per share. The conversion price for the Notes will be reduced for monthly cash dividends paid to common shares at more than $0.110525 per share, subject to adjustment.

The Notes will mature on April 15, 2020, unless previously converted in accordance with their terms. The Notes will bear interest at an annual rate of 4.75%, payable semiannually in arrears on April 15 and October 15 of each year, beginning October 15, 2014. The Notes will be general unsecured obligations of Prospect, will rank equally in right of payment with Prospect’s existing and future senior unsecured debt (including Prospect's outstanding 6.25% convertible senior notes due 2015, 5.5% convertible senior notes due 2016, 5.375% convertible senior notes due 2017, 5.75% convertible senior notes due 2018, 5.875% convertible senior notes due 2019, 5.00% senior notes due 2019, 6.95% senior notes due 2022, 5.875% senior notes due 2023 and any Prospect Capital InterNotes® outstanding), and will rank senior in right of payment to any potential subordinated debt, should any be issued in the future.

Prospect intends to use the net proceeds from the sale of the Notes to pay down the outstanding balance on the credit facility, maintain balance sheet liquidity, including investments in high quality short-term debt instruments, and thereafter to make long-term investments in accordance with Prospect’s investment objectives. The Notes have no restrictions related to the type and security of assets in which Prospect might invest.

The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. The Notes were offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For further information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577

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